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             [LETTERHEAD OF RUBIN BAUM LEVIN CONSTANT & FRIEDMAN]


                             September 30, 1997


Bitstream Inc.
215 First Street
Cambridge, MA  02142

Ladies and Gentlemen:

         We have acted as counsel to Bitstream Inc., a Delaware corporation (the "Company"), in connection with the preparation of its Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the "Registration Statement"), to which this opinion is to be filed as an exhibit. The Registration Statement relates to the issuance of up to an aggregate of 3,500,000 shares (the "Option Plan Shares") of the Company's Class A Common Stock, par value $.01 per share (the "Common Stock"), pursuant to stock options and warrants granted or which may be granted under the Company's 1997 Stock Plan, 1996 Stock Plan and 1994 Stock Plan (the "Plans").

         Based upon the foregoing, and having regard for such legal considerations as we deem relevant, we are of the opinion that Option Plan Shares, when issued in accordance with the terms and conditions of the respective Plans, against payments therefor, will be legally issued, fully paid and nonassessable.

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Bitstream Inc.
September 30, 1997
Page 2


         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission thereunder.



                                     Very truly yours,



                                     RUBIN BAUM LEVIN CONSTANT & FRIEDMAN